Exhibit 8.2

September 28, 2017

Rice Energy Inc.

2200 Rice Drive

Canonsburg, Pennsylvania 15317

Re:                             Company Tax Opinion

Ladies and Gentlemen:

We have acted as counsel for Rice Energy Inc., a Delaware corporation (the “Company”), in connection with the Agreement and Plan of Merger, dated as of June 19, 2017 (as amended and supplemented through the date hereof, the “Merger Agreement”),(1) by and among EQT Corporation, a Pennsylvania corporation (“Parent”), Eagle Merger Sub I, Inc., a Delaware corporation and an indirect wholly owned subsidiary of  Parent (“Merger Sub”), and the Company.  Pursuant to the Merger Agreement, (i) Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving as the Surviving Corporation and (ii) immediately following the Effective Time of the Merger, the Surviving Corporation shall merge (the “LLC Sub Merger,” and together with the Merger, the “Integrated Mergers”) with and into a Delaware limited liability company that is an indirect wholly owned subsidiary of Parent (“LLC Sub”), with LLC Sub continuing as the surviving entity.

We hereby confirm that, subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statement, the section of the Registration Statement entitled “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers to U.S. Holders” sets forth our opinion as to the material U.S. federal income tax consequences of the Integrated Mergers to the U.S. holders of Company common stock (the “Opinion”).

In providing the Opinion, we have assumed that (i) the Merger and the LLC Sub Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting the Opinion will be waived by any party); (ii) all of the information, facts, statements,

(1)  Except as otherwise provided, capitalized terms used but not defined herein have the meaning ascribed to them in the Merger Agreement.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com representations and covenants set forth in the Merger Agreement and the Registration Statement are true and accurate; and (iii) Parent, the Company and their respective subsidiaries will treat the Integrated Mergers for U.S. federal income tax purposes in a manner consistent with the Opinion.  If any of the assumptions described above are untrue for any reason or if the Integrated Mergers are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, the Opinion may be adversely affected.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/Vinson & Elkins LLP
Vinson & Elkins LLP